Exhibit L

                       EASTERN UTILITIES ASSOCIATES
                 COMPUTATION OF 1997 ANNUAL EQUITY RETURN
                                 ($000's)
                       Blackstone
                         Valley   Eastern  Montaup  Newport
                        Electric  Edison   Electric Electric
                        Company   Company  Company   Corp.    Elim.  Consol.
REVENUES-1996           $136,911  $265,093 $326,114 $60,495  $317,895  $470,718
 LESS: FUEL & P. POWER    90,970   184,704           36,566
 EQUIP. RENTALS            2,501     1,578      117   1,459
 NET REVENUES             43,440    78,811  325,997  22,470             470,718
 % OF CONS. REVENUES       9.23%    16.74%   69.26%   4.77%             100.00%
 RETURN ON COMMON EQUITY  11.43%    11.50%   11.10%  11.40%
 WEIGHTED COST
 OF COMMON EQUITY          1.05%     1.93%    7.69%    .54%              11.21%